Exhibit 10.1

CFO CONSULTING AND ADVISORY SERVICES AGREEMENT

Farmhouse, Inc., Ashstrom, LLC and Kevin Asher

This CFO Consulting and Advisory Services Agreement (the “Agreement”) is entered into effective October 12, 2026 (the “Effective Date”), by and among Farmhouse, Inc., a Nevada corporation (“FMHS” or the “Company”), Ashstrom, LLC, an Arizona limited liability company (“Consultant”), and Kevin Asher (“Executive”). Consultant will provide all Services under this Agreement exclusively through Executive.

Appointment and Officer Positions

Pursuant to approval by the Company’s Board of Directors (the “Board”), the Company appoints Executive as its Chief Financial Officer and Chief Accounting Officer, and designates him as its principal financial officer and principal accounting officer, effective October 12, 2026. Executive accepts those appointments and will perform the duties customarily associated with those positions, the duties described in Schedule A, and such other duties consistent with those positions as the Board or Chief Executive Officer may reasonably assign.

Executive will report to the Company’s Chief Executive Officer and the Board. Executive will have the authority reasonably necessary to perform the Services, subject to the Company’s governing documents, Board-approved policies and delegations of authority, and applicable law.

Nature and Scope of Services

Consultant and Executive will provide the services described in Schedule A (the “Services”) in a professional manner and in accordance with standards reasonably acceptable to the Company. Executive will devote the time and attention reasonably necessary to discharge his duties and meet the Company’s reporting, financing, investor-relations, and governance requirements.

Limitations

Executive is not serving as the Company’s independent registered public accounting firm and will not provide audit, review, attestation, or other assurance services. Responsibility for any independent audit or review opinion remains solely with the Company’s independent accountants. Neither Consultant nor Executive is acting as legal counsel, an underwriter, a broker-dealer, an investment adviser, or a transfer agent. Investor-relations and capital-markets activities under this Agreement will be performed on behalf of the Company in Executive’s officer capacity and will not include activities requiring registration unless properly authorized and performed through an appropriately registered person.

The performance of the Services depends on timely decisions, approvals, information, and access from the Company. The Company will provide reasonable access to its books, records, agreements, systems, personnel, advisers, and other information needed to perform the Services. Consultant and Executive may rely on information supplied by the Company and its representatives unless they know, or reasonably should know, that the information is materially inaccurate or incomplete. The Board and the Company’s authorized officers retain responsibility for corporate strategy and material business decisions.

Relationship of the Parties

Consultant is an independent contractor and not an employee of the Company. Executive will provide the Services through Consultant, except that Executive’s appointment as an officer creates the fiduciary, statutory, certification, and other responsibilities imposed on him personally in that capacity. Nothing in this Agreement creates a partnership or joint venture.

Except for the responsibilities arising from Executive’s officer positions, Consultant retains discretion over the manner and means of performing the Services. Consultant and Executive are responsible for all federal, state, and local taxes, insurance, benefits, and similar obligations relating to compensation paid under this Agreement. The Company will report compensation as required by applicable law. Consultant and Executive will indemnify the Company for assessments arising from their failure to satisfy their own tax-reporting or payment obligations.

Compensation and Expenses

(a) Cash Fee. The Company will pay Consultant $2,000 per month, payable monthly.

(b) Equity Compensation. The Company will grant Executive 170,000 restricted shares of the Company’s common stock pursuant to a separate restricted stock award agreement. 50,000 shares will vest immediately upon execution of this agreement. The remaining 120,000 shares will vest in 12 monthly installments from November 12, 2026 through October 12, 2027, subject to Executive’s continued provision of Services through Consultant on each vesting date. The award agreement will govern the treatment of unvested shares upon termination.

(c) Expenses. The Company will reimburse reasonable business expenses approved in advance by the Board or Chief Executive Officer and supported by appropriate documentation.

(d) Location. The Services may be performed remotely or at Company locations as reasonably determined by Executive in coordination with the Chief Executive Officer.

Representations and Covenants

Consultant and Executive represent that the Services will be performed professionally and in a workmanlike manner. They will comply with applicable laws and regulations and with Company policies provided to them, including policies relating to public-company disclosures, insider trading, confidentiality, cybersecurity, document retention, related-party transactions, and communications with investors.

Consultant and Executive do not guarantee that the Company will complete a financing, achieve a particular valuation, qualify for or maintain a market tier, increase the trading price or liquidity of its securities, or realize any other specific result. They will not use the Company’s name or confidential information except in performing authorized Company activities.

Term and Termination

(a) Term. The term begins on the Effective Date and continues until terminated in accordance with this Agreement.

(b) Termination Without Cause. Either the Company or Consultant may terminate this Agreement, with or without cause and without penalty, upon thirty (30) days’ written notice. Executive may resign his officer positions upon the notice required by applicable law and the Company’s governing documents, but in no event on less notice than reasonably practicable under the circumstances.

(c) Termination for Breach. Either the Company or Consultant may terminate this Agreement upon ten (10) days’ written notice identifying a material breach, provided the breaching party does not cure the breach within that period. The Company may remove Executive from any officer position at any time in accordance with applicable law and the Company’s governing documents.

(d) Amounts Due. Upon termination, the Company will pay Consultant all earned and unpaid fees and approved expenses through the effective termination date. Equity awards will be governed by their applicable award agreements.

(e) Survival. The provisions concerning confidentiality, tax obligations, limitations, governing law, and any other provisions that by their nature should survive will survive termination.

Confidentiality and Non Disclosure

Consultant and Executive will protect all confidential, proprietary, financial, technical, employee, shareholder, investor, and business information of the Company and will use it only to perform authorized activities for the Company. They will comply with any separate confidentiality or nondisclosure agreement required by the Company. This obligation does not prohibit disclosures required by law, provided legally permitted advance notice is given to the Company.

Company Records and Work Product

All Company records, correspondence, reports, models, schedules, filing drafts, investor materials, and other work product prepared specifically for the Company in connection with the Services are Company property. Consultant and Executive will maintain those materials in Company-approved systems where reasonably practicable and will promptly return or transfer them upon request or termination, subject to any legally required retention rights.

Governing Law and Venue

This Agreement is governed by the laws of the State of Arizona, without regard to conflicts-of-law principles. Each party consents to the exclusive jurisdiction and venue of the state and federal courts located in Maricopa County, Arizona.

Entire Agreement and Amendments

This Agreement and any schedules, award agreements, and confidentiality agreements executed in connection with it constitute the entire agreement concerning the Services and supersede prior oral or written understandings on that subject. Any amendment must be in writing and signed by the Company, Consultant, and, if the amendment affects his individual duties or rights, Executive. This Agreement may be executed in counterparts and by electronic or PDF signature, each of which is deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

FARMHOUSE, INC.		ASHSTROM, LLC

By:	/s/ Evan Horowitz	By:	/s/ Kevin J. Asher
Name: Evan Horowitz		Name: Kevin Asher
Title: Chief Executive Officer		Title: [Manager / Authorized Officer]

EXECUTIVE ACKNOWLEDGMENT

Kevin Asher signs below in his individual capacity to accept the officer appointments and to agree to the duties, certifications, confidentiality, compliance, tax, and other obligations imposed on Executive under this Agreement.

KEVIN ASHER, INDIVIDUALLY

By:	/s/ Kevin J. Asher
Name: Kevin Asher
Title: Executive

SCHEDULE A

NATURE AND SCOPE OF SERVICES

Executive Leadership and Financial Oversight

Serve as Chief Financial Officer and Chief Accounting Officer, and as principal financial officer and principal accounting officer, and perform the responsibilities associated with those positions.

Advise the Chief Executive Officer and Board regarding financial strategy, liquidity, capital allocation, risk, treasury activities, financing alternatives, and significant transactions.

Maintain appropriate oversight of the Company’s accounting, financial reporting, disclosure controls and procedures, internal controls, budgeting, forecasting, cash management, and financial policies.

Public Company Reporting and Compliance

Supervise the preparation, review, and timely filing of Forms 10-K, Forms 10-Q, Forms 8-K, registration statements, OTC Markets disclosures, and other financial or disclosure documents, in coordination with Company personnel and advisers.

Review and approve the Company’s financial statements, footnotes, Management’s Discussion and Analysis, supporting tables, and other financial disclosures.

Execute the certifications and acknowledgments required of the Company’s Chief Financial Officer, Chief Accounting Officer, principal financial officer and principal accounting officer after completing appropriate review and diligence.

Coordinate with the Senior Director of Financial Reporting, outsourced accounting providers, independent auditors, SEC counsel, tax advisers, transfer agent, valuation specialists, and other professional advisers.

Lead the evaluation and remediation of material accounting, reporting, internal-control, disclosure, or filing issues and promptly communicate material matters to the Chief Executive Officer and Board.

Capital Markets Financing and Investor Relations

Lead or support capital formation, financing discussions, due diligence, financial modeling, transaction structuring, and communications with investors, brokers, investment bankers, lenders, and other capital-markets participants.

Serve as a principal financial spokesperson for the Company and communicate with shareholders and prospective investors in coordination with the Chief Executive Officer and in compliance with Regulation FD, securities laws, and Company policy.

Review financial and capital-markets content in press releases, investor presentations, websites, dashboards, social-media communications, and other public materials before publication.

Support the Company’s treasury strategy, including oversight of custody, valuation, controls, reporting, and risk management for Bitcoin, gold, tokenized gold, cash, and other approved reserve assets.

Governance and Administration

Prepare or review financial materials for Board meetings and participate in meetings when requested.

Assist with corporate records, capitalization matters, shareholder inquiries, transfer-agent matters, contracts, insurance, banking, and other financial-administrative matters assigned by the Chief Executive Officer or Board.

Perform other financial, strategic, and executive services reasonably requested by the Chief Executive Officer or Board and consistent with Executive’s officer positions.